UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): 30 April 2019

LANDSTAR, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-30542	86-0914051
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

101 J Morris Commons Lane, Suite 105

Morrisville, North Carolina 27560

(Address of Principal Executive Offices)

919-858-6542

(Registrant’s telephone number including area code)

1053 E. Whitaker Mill Road, Suite 115, Raleigh, North Carolina 27604

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On 01 May 2019 LandStar, Inc. (the “Company” or “LandStar”) announced the hiring and appointment of Steven Dawson as its Chief Financial Officer, and as its principal financial and accounting officer, effective 01 May 2019. A copy of the press release announcing Mr. Dawson’s appointment is attached hereto as Exhibit 99.1.

In connection with Mr. Dawson’s appointment, the Company and Mr. Dawson entered into an Executive Employment Agreement effective 30 April 2019 (the “Agreement”). The Agreement provides for an initial base annual salary of $120,000, with increases in annual base salary to (i) $180,000 upon the SEC declaring effective an S-1 to register shares of the Company’s common stock; and, (ii) $220,000 upon the Company achieving an annualized revenue run rate of at least $5,000,000, or entering into new customer contracts or trailing 12-month gross booked revenues of $2,500,000. The Agreement also provides for annual bonus eligibility with an annual target payout of 50% of his base salary. In addition, in the event of certain terminations after a change in control (as defined in the Agreement) or if the Company terminates Mr. Dawson’s employment without just cause (as defined in the Agreement), or if Mr. Dawson resigns for good reason (as defined in the Agreement), subject to signing a general release of claims, Mr. Dawson will be entitled to receive continued payment of his base salary for six months.

Pursuant to the Agreement, Mr. Dawson was also granted the following equity awards:

(i)	An incentive stock option (“ISO”) granting Mr. Dawson the right to purchase up to 26,315,789 shares of the Company’s common stock at an option exercise price of $0.0019 per share. This ISO award shall vest immediately upon the filing of the Company’s Form 10-Q for the period ended 31 March 2019.

(ii)	A restricted stock award (“RSA”) of 23,684,211 shares of the Company’s common stock, valued at $0.0019 per share. This RSA grant will vest upon the filing of the Company’s Form 10-Q for the period ended 31 March 2019.

(iii)	Mr. Dawson shall also receive an RSA grant every three months beginning at the time of the Agreement in that number of shares having a value of $45,000, based upon a share price equal to the weighted-average closing price of the common stock for the five (5) trading days immediately preceding the date of the grant. Each such grant will vest 100% twelve (12) months from date of grant.

Prior to his appointment with the Company, Mr. Dawson, age 48, served in a variety of senior level leadership positions in accounting and finance for both public and privately-held companies, most recently providing strategic CFO and high-level consulting services for clients across a variety of industries. From 2016 to 2018 Mr. Dawson served as the Senior Vice President of Global Finance for Vinventions, LLC, a private-equity backed worldwide manufacturer of wine closures. From 2010 to 2016 Mr. Dawson served as the Corporate Controller for Charles & Colvard, Ltd., a publicly-traded manufacturer of gemstones and jewelry, and several other finance leadership positions with publicly-traded companies earlier in his career. Mr. Dawson has nearly ten years of experience in public accounting, including five years with his own firm, where he provided succession planning and established finance and administrative functions in support of fund-raising activities to small and medium-sized entities. Mr. Dawson received B.A. degrees in Business Management, Economics and Accounting from North Carolina State University (Raleigh). Mr. Dawson was also a Certified Public Accountant (State of North Carolina) until 2015, after which he voluntarily went on “Inactive” status.

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Mr. Dawson succeeds Jason Remillard as the Company’s Chief Financial Officer effective as of 01 May 2019. Mr. Remillard has served as the Company’s Chief Executive Officer and Chief Financial Officer since December, 2017. Mr. Remillard will remain as the Company’s Chief Executive Officer.

The foregoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending 31 March 2019.

ITEM 7.01	Regulation FD Disclosure.

On 01 May 2019 the Company issued a press release (the “Press Release”) announcing the appointment of Mr. Dawson as the Chief Financial Officer for the Company. A copy of the Press Release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished with this report:

Exhibit No.	Exhibit Description

99.1	Press Release issued by the Company on 01 May 2019.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 01 May 2019	LANDSTAR, INC.

	By:	/S/ JASON REMILLARD
Jason Remillard,
Chief Executive Officer

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